Exhibit 99.1

NEWS BULLETIN	AAON, Inc. 2425 South Yukon Ave. • Tulsa, OK 74107-2728 • Ph: (918) 583-2266 • Fax: (918) 583-6094 • •http://www.aaon.com•

FOR IMMEDIATE RELEASE May 9, 2013	For Further Information: Jerry R. Levine • Ph: (914) 244-0292 • Fax: (914) 244-0295 jrladvisor@yahoo.com

AAON REPORTS RECORD SALES AND EARNINGS

TULSA, OK, May 9, 2013 – AAON, INC. (NASDAQ-AAON), today announced its operating results for the three months ended March 31, 2013, of $66.8 million in sales (up 3%), and $7.1 million of net income (up 56%), $0.29 per share, compared to $65.0 million in sales and $4.6 million in net income, $0.18 per share, a year ago. Per share earnings are on a diluted basis.

Both sales and earnings were records for the first quarter. However, net income for the first quarter of 2013 benefited by a $1.6 million reduction of the income tax provision, or $0.07 per share, largely due to an Oklahoma investment credit and change in Federal tax laws.  The Company anticipates an effective tax rate of 34.5% for the balance of this year (vs. 14.6% in the first quarter of 2013 and 39.9% in 2012).

Norman H. Asbjornson, President and CEO, stated, “The first quarter increases in sales and income from operations primarily reflect price increases, although gross profit increased 2.1% (from 20.8% to 22.9%), while SG&A expenses also increased 1.2% (from 9.2% to 10.4%), a majority of which (SG&A) represents increased advertising expense and cash bonuses to employees which are not expected to occur during the rest of 2013.”

Mr. Asbjornson pointed out that the Company’s backlog increased from $58.9 million at March 31, 2012, to a record of $71.7 million at March 31, 2013, or by 22%.

Mr. Asbjornson said, “Based on the first quarter results and backlog, we expect 2013 to produce both higher sales and earnings than 2012.”

The Company will host a conference call today at 4:15 P.M. EDT to discuss the first quarter results. To participate, call 1-877-737-1669 (Code: VA23770).

AAON, Inc. is a manufacturer of air-conditioning and heating equipment consisting of rooftop units, chillers, air-handling units, condensing units, heat recovery units, commercial self-contained units and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc., and Subsidiaries
Consolidated Statements of Income
 (Unaudited)

	Three Months Ended
	March 31, 2013	March 31, 2012
	(in thousands except per share amounts)

Net sales	$66,833	$64,957
Cost of sales	51,521	51,439
Gross profit	15,312	13,518

Selling, general and administrative expenses	6,967	5,981
Loss (gain) on disposal of assets	7	(23)
Income from operations	8,338	7,560

Interest expense	(1)	(16)
Interest income	35	13
Other income (expense), net	(16)	48
Income before income taxes	8,356	7,605
Income tax provision	1,216	3,038

Net income	$7,140	$4,567

Earnings per share:
Basic	$0.29	$0.19
Diluted	$0.29	$0.18

Cash dividends declared per common share	$0.00	$0.00

Weighted average shares outstanding:
Basic	24,507	24,587
Diluted	24,641	24,772

AAON, Inc., and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	March 31, 2013	December 31, 2012
	(in thousands, except share and per share data)

Assets
Current assets:
Cash and cash equivalents	$9,717	$3,159
Certificates of deposit	2,400	3,120
Investments held to maturity at amortized cost	4,736	2,832
Accounts receivable, net	38,551	43,866
Income tax receivable	975	694
Note receivable	28	28
Inventories, net	33,986	32,614
Prepaid expenses and other	839	740
Deferred tax assets	4,795	4,493
Total current assets	96,027	91,546
Property, plant and equipment:
Land	1,340	1,340
Buildings	59,878	59,761
Machinery and equipment	118,005	117,617
Furniture and fixtures	9,100	8,906
Total property, plant and equipment	188,323	187,624
Less: Accumulated depreciation	100,093	96,929
Property, plant and equipment, net	88,230	90,695
Certificates of deposit	2,358	2,120
Investments held to maturity at amortized cost	6,796	8,041
Notes receivable	1,062	1,091
Total assets	$194,473	$193,493
Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit facility	-	-
Accounts payable	10,945	13,047
Accrued liabilities	23,683	26,578
Total current liabilities	34,628	39,625
Deferred tax liabilities	14,829	15,732
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 11,250,000 shares authorized, no shares issued	-	-
Common stock, $.004 par value, 112,500,000 shares authorized, 24,510,111 and 24,517,749 issued and outstanding at March 31, 2013 and December 31, 2012, respectively	98	98
Retained earnings	144,918	138,038
Total stockholders’ equity	145,016	138,136
Total liabilities and stockholders’ equity	$194,473	$193,493

AAON, Inc., and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31, 2013	March 31, 2012
	(in thousands)
Operating Activities
Net income	$7,140	$4,567
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	3,191	3,394
Amortization of bond premiums	127	-
Provision for losses on accounts receivable, net of adjustments	269	4
Provision for excess and obsolete inventories	169	-
Share-based compensation	392	169
Excess tax benefits from stock options exercised
and restricted stock awards vested	(109)	(13)
(Gain) Loss on disposition of assets	7	(23)
Foreign currency (gain)loss	19	(23)
Interest income on note receivable	(10)	-
Deferred income taxes	(1,205)	170
Changes in assets and liabilities:
Accounts receivable	5,046	(390)
Income tax receivable	(172)	(237)
Inventories	(1,541)	(1,807)
Prepaid expenses and other	(99)	(82)
Accounts payable	(1,838)	712
Accrued liabilities	(2,895)	5,130
Net cash provided by operating activities	8,491	11,571

Investing Activities
Proceeds from sale of property, plant and equipment	-	300
Investment in certificates of deposit	(238)	-
Maturities of certificates of deposit	720	-
Purchases of investments held to maturity	(1,396)	-
Maturities of investments	610	-
Principal payments from note receivable	20	7
Capital expenditures	(997)	(2,959)
Net cash used in investing activities	(1,281)	(2,652)

Financing Activities
Borrowings under revolving credit facility	1,955	13,111
Payments under revolving credit facility	(1,955)	(17,686)
Stock options exercised	354	55
Excess tax benefits from stock options exercised
and restricted stock awards vested	109	13
Repurchases of stock	(1,115)	(1,180)
Net cash used in financing activities	(652)	(5,687)
Net increase in cash and cash equivalents	6,558	3,232
Cash and cash equivalents, beginning of period	3,159	13
Cash and cash equivalents, end of period	$9,717	$3,245